Exhibit 3.1
Amendment No. 6
to
Amended and Restated Agreement of Limited Partnership
of Williams Partners L.P.
     This Amendment No. 6, dated February 17, 2010 (this “Amendment”), to the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, as amended (the “Partnership Agreement”), of Williams Partners L.P., a Delaware limited partnership (the “Partnership”), is entered into and effectuated by Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Article XIII of the Partnership Agreement. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 5.6 of the Partnership Agreement provides that the Partnership, without the approval of any Limited Partner, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities for such consideration and on such terms and conditions as determined by the General Partner; and
     WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and
     WHEREAS, Williams Energy Services, LLC, a Delaware limited liability company (“WES”), Williams Gas Pipeline Company, LLC, a Delaware limited liability company (“WGP”), WGP Gulfstream Pipeline Company, L.L.C., a Delaware limited liability company (“WGPGPC”), the General Partner (the General Partner, together with WES, WGP and WGPGPC, the “Contributing Parties”), the Partnership and Williams Partners Operating LLC, a Delaware limited liability company and wholly-owned subsidiary of the Partnership (the “Operating Company”) and, for a limited purpose, The Williams Companies, Inc., entered into that certain Contribution Agreement (the “2010 Contribution Agreement”) dated January 15, 2010, pursuant to which the Contributing Parties will contribute membership interests and a limited partner interest in certain Delaware limited liability companies and a Delaware limited partnership, respectively, in exchange for aggregate consideration that includes the issuance of Class C Units representing a new class of Partnership Securities to be designated as “Class C Units,” with such terms as are set forth in this Amendment; and

     WHEREAS, the General Partner has determined that the creation of the Class C Units will be in the best interests of the Partnership and fair and reasonable to the Partnership’s unaffiliated Unitholders; and
     WHEREAS, the issuance of the Class C Units complies with the requirements of the Partnership Agreement; and
     WHEREAS, acting pursuant to the power and authority granted to it: (i) under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that this Amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and (ii) under Section 13.1(g) of the Partnership Agreement, the General Partner has determined that this Amendment to the Partnership Agreement is necessary and appropriate in connection with the authorization of issuance of the Class C Units;
     NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
     1. Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions:
     “2010 Contribution Agreement” means that Contribution Agreement, dated as of January 15, 2010, among Williams Gas Pipeline Company, LLC, WES, WGP Gulfstream Pipeline Company, L.L.C., the General Partner, the Partnership, the Operating Company, and (for purposes of certain Sections thereof only) Williams.
     “2010 Contribution General Partner Units” means the General Partner Units issued in accordance with Section 2.2(a)(iii) of the 2010 Contribution Agreement.
     “2010 Omnibus Agreement” means that Omnibus Agreement, dated as of February 17, 2010, among Williams and the Partnership.
     “Class C Conversion Effective Date” has the meaning assigned to such term in Section 5.12(f).
     “Class C Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Class C Units in this Agreement. The term “Class C Unit” does not refer to a Common Unit until such Class C Unit has converted into a Common Unit pursuant to the terms hereof.
     “Debt Obligations” means, at any particular time, all of the then outstanding indebtedness, liabilities and obligations of the Partnership arising under the (i) $150 million senior unsecured notes outstanding that mature on June 15, 2011, (ii) $600 million senior unsecured notes outstanding that mature on February 1, 2017, (iii) $250 million term loan outstanding under a $450 million senior unsecured credit agreement with Citibank, N.A. as administrative agent, and (iv) $750 million senior unsecured notes outstanding that mature on

February 15, 2015, (v) $1.5 billion senior unsecured notes outstanding that mature on March 15, 2020, and (vi) $1.25 billion senior unsecured notes outstanding that mature on April 15, 2040, including in each case any indebtedness, liabilities and obligations treated as that borrowing pursuant to Treasury Regulation Section 1.163-8T or any successor provision.
     “Debt Obligation Net Losses” means an amount of Net Losses as determined for the taxable period that if allocated to any Unitholder would cause such Unitholder to have a deficit balance in its Capital Account at the end of such taxable period (or an increase in any existing deficit balance in its Adjusted Capital Account at the end of such taxable period). Any such Debt Obligation Net Losses will be allocated to the General Partner pursuant to Section 6.1(b)(iii).
     “Debt Obligation Net Termination Losses” means an amount of Net Termination Losses as determined for the taxable period that if allocated to any Unitholder would cause such Unitholder to have a deficit balance in its Capital Account at the end of such taxable period (or an increase in any existing deficit balance in its Adjusted Capital Account at the end of such taxable period). Any such Debt Obligation Net Termination Losses will be allocated to the General Partner pursuant to Section 6.1(c)(ii)(C).
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2) (and excludes the Debt Obligations for which the General Partner bears economic risk of loss under Treasury Regulation 1.752-2).
     “Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
     “Quarterly Devils Tower Payments” means amounts paid to the Partnership quarterly pursuant to Article IV of the 2010 Omnibus Agreement with respect to the amortization of deferred revenue in accordance with generally accepted accounting principles with respect to the Devils Tower floating production platform located in Mississippi Canyon Block 773.
     “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units, Class C Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
     2. Section 1.1 of the Partnership Agreement is hereby further amended to amend and restate the final sentence to the definition of “Common Unit” as follows:
     “The term “Common Unit” does not include a Subordinated Unit, a Class B Unit or a Class C Unit prior to its conversion into a Common Unit pursuant to the terms hereof.”
     3. Section 4.8(c) is hereby amended to add the following sentence to the end of Section 4.8(c):
     “The transfer of a Class C Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.10.”

     4. Section 5.2 is hereby amended to add a new Section 5.2(e) as follows:
     “(e) Each payment by Williams or an Affiliate of Williams in satisfaction of all or any portion of the Quarterly Devils Tower Payment shall be treated as a Capital Contribution to the Partnership by the General Partner in the amount of such payment.”
     5. Section 5.5(c) is hereby amended to add a new Section 5.5(c)(iii) as follows:
     “(iii) Subject to Section 6.10, immediately prior to the transfer of a Class C Unit or of a Class C Unit that has converted into a Common Unit pursuant to Section 5.12(f) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its Class C Units or converted Class C Units will (A) first, be allocated to the Class C Units or converted Class C Units to be transferred in an amount equal to the product of (x) the number of such Class C Units or converted Class C Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class C Units or converted Class C Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class C Units or retained converted Class C Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class C Units or converted Class C Units will have a balance equal to the amount allocated under clause (A) hereinabove.”
     6. Article V is hereby amended to add a new Section 5.12 creating a new class of Units as follows:
     “Section 5.12 Establishment of Class C Units.
     (a) General. The General Partner hereby designates and creates a class of Units to be designated as “Class C Units” and consisting of a total of 203,000,000 Class C Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class C Units as set forth in this Section 5.12.
     (b) Rights of Class C Units. During the period commencing upon issuance of the Class C Units and ending on the Class C Conversion Effective Date:
     (i) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class C Units to the same extent as such items would be so allocated if such Class C Units were Common Units that were then Outstanding.
     (ii) Distributions. Except as otherwise provided in this Agreement, the Class C Units shall have the right to share in partnership distributions of Available Cash pursuant to Section 6.3 on a pro rata basis with the Common Units (excluding distributions with respect to (A) the calendar quarter in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs and (B) the calendar quarter prior to the calendar quarter in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs), so that the amount of any Partnership distribution to each Common Unit will equal the amount of such distribution to each Class C Unit. The Class C Units shall have the right to share in Partnership distributions of Available Cash pursuant to Section 6.3 with respect to the calendar quarter in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs, so that the amount of any Partnership distribution to each Class C Unit will equal (A) the amount of such distribution to each Common Unit multiplied by (B) a fraction, (x) the numerator of which is the number of days commencing with the first day of the month in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs and ending with the last day of such calendar quarter and (y) the denominator of which is the total number of days in such calendar quarter.
     (c) Voting Rights. Prior to the Class C Conversion Effective Date, the Class C Units shall be entitled to vote as a single class with the holders of the Common Units on any matters on which Unitholders are entitled to vote, and shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class C Units in relation to other classes of Partnership Interests (including as a result of a merger or consolidation) or as required by law. The approval of a majority of the Class C Units shall be required to approve any matter for which the holders of the Class C Units are entitled to vote as a separate class. Each Class C Unit will be entitled to the number of votes equal to the number of Common Units into which a Class C Unit is convertible at the time of the record date for the vote or written consent on the matter.
     (d) Certificates. The Class C Units will be evidenced by certificates in substantially the form of Exhibit A to Amendment No. 6 to this Agreement and, subject to Section 6.10 and the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of Common Units. The certificates will initially include a restrictive legend to the effect that the Class C Units have not been registered under the Securities Act or any state securities laws.
     (e) Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Class C Units.
     (f) Conversion. Each Class C Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the conversion of the Class C Units) effective as of the first business day following the record date for the distribution with respect to the calendar quarter in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs (the “Class C Conversion Effective Date”) without any further action by the holders thereof and without the approval of any Partner. The terms of the Class C Units will be changed, automatically and without further action, on the Class C Conversion Effective Date so that each Class C Unit is converted into one Common Unit and, immediately thereafter, none of the Class C Units shall be Outstanding; provided, however, that such converted Class C Units will remain subject to the provisions of Sections 6.1(d)(xv) and 6.10.
     (g) Surrender of Certificates. Subject to the requirements of Section 6.10, on or after the Class C Conversion Effective Date, each holder of Class C Units shall promptly surrender the

Class C Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class C Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class C Units one or more Unit Certificates, registered in the name of such holder, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Class C Conversion Effective Date whether or not the Class C Unit certificate has been surrendered as of such date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.
     7. Section 6.1(b)(ii) is hereby amended and restated in its entirety as follows:
     “(ii) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that (A) Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account) and (B) Debt Obligation Net Losses are not Nonrecourse Deductions attributable to a Nonrecourse Liability and any such Debt Obligation Net Losses shall be allocated to the General Partner pursuant to Section 6.1(b)(iii); and”
     8. Section 6.1(c)(ii)(B) is hereby amended and restated in its entirety as follows:
     “(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; provided, that Debt Obligation Net Termination Losses are not Nonrecourse Deductions attributable to a Nonrecourse Liability and any such Debt Obligation Net Termination Losses shall be allocated to the General Partner pursuant to Section 6.1(c)(ii)(C)); and”
     9. Section 6.1(d)(xiii) is hereby amended and restated in its entirety as follows:
     “(xiii) Certain Allocations to the General Partner. (A) Any deduction or loss attributable to the Partnership’s obligation to reimburse the General Partner for, or incurred by the Partnership and constituting, Excess G&A Expenses, which the General Partner has funded or agreed to fund pursuant to Section 5.2(c) and any deduction or loss attributable to environmental losses, costs, damages and expenses and repair and compliance costs suffered or incurred by the Partnership Group, which the General Partner or an Affiliate (other than a Group Member) has reimbursed or agreed to reimburse and which constitute Environmental Indemnity Obligations, shall be allocated to the General Partner, and (B) all or any portion of the remaining items of Partnership deduction or loss for the taxable period, if any, shall be allocated to the General Partner until the aggregate amount of such items allocated to the General Partner pursuant to this Section 6.1(d)(xiii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Quarterly Devils Tower Payments made to the Partnership.”

     10. Section 6.1(d) is hereby amended to add a new Section 6.1(d)(xv) as follows:
     “(xv) Class C Economic Uniformity. With respect to any taxable period in which the Class C Conversion Effective Date occurs (and, if necessary, any subsequent taxable period), items of Partnership gross income, gain, deduction or loss for the taxable period shall be allocated 100% to each Limited Partner with respect to such Limited Partner’s Class C Units that are Outstanding on the Class C Conversion Effective Date in the proportion that the respective number of Class C Units held by such Partner bears to the total number of Class C Units then Outstanding, until each such Partner has been allocated the amount of gross income, gain, deduction or loss with respect to such Partner’s Class C Units that causes the Capital Account attributable to each Class C Unit, on a per Unit basis, to equal the Per Unit Capital Amount for a Common Unit on the Class C Conversion Effective Date. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class C Units and the Capital Accounts underlying Common Units immediately prior to the conversion of Class C Units into Common Units.
     11. Section 6.4 is hereby amended to add a new Section 6.4(d) as follows:
     “(c) Reduction in Distributions for Quarter of 2010 Contribution Agreement Closing.
     (i) Reduction in Distributions to General Partner. Notwithstanding any other provision of this Agreement, the amount of Available Cash otherwise distributable to the General Partner pursuant to Section 6.3 with respect to the calendar quarter in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs shall be reduced by the amount equal to (A) the amount that would otherwise have been distributed with respect to the 2010 Contribution General Partner Units for such quarter multiplied by (B) a fraction, (x) the numerator of which is the number of days commencing with the first day of such quarter and ending on the last day of the month preceding the month in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs and (y) the denominator of which is the total number of days in such calendar quarter. In the event that the closing of the contributions contemplated by the 2010 Contribution Agreement occurs prior to or on the record date for a distribution by the Partnership of Available Cash pursuant to Section 6.3 with respect to a calendar quarter prior to the calendar quarter in which the Closing of the contributions contemplated by the 2010 Contribution Agreement occurs, the 2010 Contribution General Partner Units shall not be taken into account in determining the Percentage Interest of the General Partner or any Unitholder with respect to such prior calendar quarter and the 2010 Contribution General Partner Units shall have no right to share in distributions of Available Cash with respect to such prior calendar quarter.
     (ii) Reduction in Distribution to Holders of Incentive Distribution Rights. Notwithstanding any other provision of this Agreement, the amount of Available Cash otherwise distributable to the holders of the Incentive Distribution Rights pursuant to Section 6.3 with respect to the calendar quarter in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs shall be reduced by the amount equal to (A) the excess of (x) the amount that would otherwise have been distributed to the holders of the Incentive Distribution Rights for such quarter if this Section 6.4(d)(ii) did not exist over (y) the amount that would have been distributed to the holders of the Incentive Distribution Rights for such quarter if the contributions contemplated by the 2010 Contribution Agreement had not been made and the issuances of Class C Units and General Partner Units contemplated by the 2010 Contribution Agreement had not occurred, multiplied by (B) a fraction, (x) the numerator of which is the number of days commencing with the first day of such quarter and ending on the last day of the month preceding the month in which the closing of the contributions contemplated by the 2010 Contribution Agreement occurs and (y) the denominator of which is the total number of days in such calendar quarter.”
     12. Article VI is hereby amended to add a new Section 6.10 as follows:
     “Section 6.10 Special Provisions Relating to the Holders of Class C Units. A Unitholder holding a Class C Unit that has converted into a Common Unit pursuant to Section 5.12 shall not be issued a Unit Certificate pursuant to Sections 4.1 or 5.12(g), and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that the converted Class C Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.10, the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class C Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(iii) and 6.1(d)(xv); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Unit Certificates.”
     13. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
     14. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
     15. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those provisions of this Amendment that are valid, enforceable and legal.
* * * * *

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: Williams Partners GP LLC
By:	/s/ Donald R. Chappel
	Name:	Donald R. Chappel
	Title:	Chief Financial Officer

Signature Page to Amendment No. 6 to
Amended and Restated Agreement of Limited Partnership
of Williams Partners L.P

EXHIBIT A
FORM OF CLASS C UNIT CERTIFICATE
Certificate Evidencing Class C Units
Representing Limited Partner Interests in
Williams Partners L.P.

No.	Class C Units
     In accordance with Section 5.12(d) of the Amended and Restated Agreement of Limited Partnership of Williams Partners L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                                          (the “Holder”) is the registered owner of                      Class C Units representing limited partner interests in the Partnership (the “Class C Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Class C Units are set forth in, and this Certificate and the Class C Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at One Williams Center, Attn: Legal Department, Tulsa, Oklahoma 74172-0172. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
     THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WILLIAMS PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WILLIAMS PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WILLIAMS PARTNERS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WILLIAMS PARTNERS GP LLC, THE GENERAL PARTNER OF WILLIAMS PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WILLIAMS PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

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     The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

Williams Partners L.P.

By:	Williams Partners GP LLC,
its General Partner

By:
Name:
Title:

By:
Name:
Title:

[Reverse of Certificate]
ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -	as tenants by the entireties	Custodian
(Cust) (Minor)
JT TEN -	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)
Additional abbreviations, though not in the above list, may also be used.
ASSIGNMENT OF CLASS C UNITS
in
WILLIAMS PARTNERS L.P.
     FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)
                     Class C Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint

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                     as its attorney-in-fact with full power of substitution to transfer the same on the books of Williams Partners L.P.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)
No transfer of the Class C Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Class C Units to be transferred is surrendered for registration or transfer.

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